CAE INC.

                           EMPLOYEE STOCK OPTION PLAN
                    (Amended and Restated as of May 9, 2001)

     CAE Inc., a corporation incorporated under the laws of Canada, hereby adopts an Employee Stock Option Plan, as amended, for key employees of CAE Inc. and its subsidiaries, as follows:

                                   ARTICLE I
                                    PURPOSE

1.01 Purpose. The purpose of the CAE Inc. Employee Stock Option Plan, as amended, is to provide key employees of CAE Inc. and its subsidiaries with an opportunity to purchase common shares of CAE Inc. and to benefit from the appreciation thereof, thus providing an increased incentive for these employees to contribute to the future success and prosperity of CAE Inc., enhancing the value of the common shares for the benefit of the shareholders and increasing the ability of CAE Inc. and its subsidiaries to attract and retain individuals of exceptional skill.

                                   ARTICLE II
                                 INTERPRETATION

2.01 Definitions. In this Plan, unless the context otherwise requires, the following words and expressions shall have the respective meanings ascribed to them below:

     "Approval Date" means the later of the date of approval of the Plan by the shareholders of the Corporation and by the applicable regulatory authorities and stock exchanges, each as contemplated by Article XII hereof.

     "Base Price" means, with respect to a Share subject to Option, the latest closing price of the Shares on The Toronto Stock Exchange (or such other stock exchange on which the Shares are listed as the Board shall from time to time prescribe) on the trading day immediately preceding the day on which the Option is granted. If no Shares have been traded on such exchange on such day, the Base Price shall be established on the same basis on the last previous day for which a trade was reported by such exchange.

     "Board" means the board of directors of the Corporation.

     "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Committee" means the Compensation Committee of the Board.

     "Corporation" means CAE Inc.

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     "Incentive Stock Option" means an Option (i) which is intended to meet the requirements of Section 422A of the Code, including, without limitation, the requirement under the Code that such Option be issued at an Option Price which is not less than the fair market value of a Share on the date of grant and (ii), in connection with the exercise of which, an Optionee will not recognize income for United States federal income tax purposes if the Shares acquired upon exercise of such Option are held for two years from the date of the grant of the Option and one year from the date of exercise thereof.

     "Non-qualified Stock Option" means an Option which is not intended to meet the requirements of Section 422A of the Code, and which does not entitle the Optionee to receive the United States federal income tax treatment described in paragraph (ii) of the definition of Incentive Stock Option contained herein.

     "Options" means options granted under the terms of the Plan and includes both Incentive Stock Options and Non-qualified Stock Options.

     "Option Price" means the purchase price of a Share under an Option.

     "Optionee" shall mean an employee of the Corporation or its subsidiaries to whom an Option has been granted under the terms of the Plan.

     "Plan" means the CAE Inc. Employee Stock Option Plan, as amended and as the same may from time to time be amended.

     "Shares" means the common shares in the capital of the Corporation or, in the event of any reclassification of such common shares, the shares in the capital of the Corporation resulting from such reclassification.

     "Subsidiary" has the meaning ascribed thereto in the Securities Act (Ontario) on the date on which the Plan is adopted by the Board.

     "Termination Date" means, with respect to any Option, such date as is fixed by the Committee at the time of the grant of the Option but is not later than the day preceding the tenth anniversary of the date on which the Option is granted.

     "United States" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

     "U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.02 Gender, etc. The masculine gender shall include the feminine and neuter genders and vice versa and the singular shall include the plural and vice versa.

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                                  ARTICLE III
                                 ADMINISTRATION

3.01 Administration. Except as otherwise provided in the Plan, the Committee shall administer the Plan and shall have full power to grant Options, construe and interpret the Plan, establish, amend and rescind rules and regulations for its administration and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper.

3.02 Granting of Options. Subject to the terms and conditions of the Plan, the Committee shall, in its discretion, determine which employees of the Corporation or its subsidiaries shall be granted Options, the number of Shares subject to option under any such Options, the dates after which Options may be exercised (which shall not be earlier than the Approval Date nor later than the Termination Date) in whole or in part, the Option Price, any restrictions imposed on Shares received upon the exercise of Options, the terms and conditions of the Options and, in respect of Options granted to United States persons, whether the Options shall be Incentive Stock Options.

3.03 Determinations Final and Conclusive. Any decision or determination made or action taken by the Committee or the Board arising out of or in connection with the interpretation and administration of the Plan including, without limitation, the granting of Options, shall be final and conclusive.

                                   ARTICLE IV
                             SHARES SUBJECT TO PLAN

4.01 Number of Shares. The total number of Shares available for grants of Options under the Plan shall be 10,000,000 subject to adjustment in accordance with Article VIII of the Plan. The Shares which may be issued and sold upon the exercise of Options granted pursuant to the Plan will be authorized but unissued Shares. The aggregate number of Shares so reserved for issuance to any one person shall not exceed 5% of the issued and outstanding Shares (on an non-diluted basis) from time to time.

4.02 Lapsed Options. If Options or any part thereof are surrendered, terminate or expire without having been exercised in full, new Options may be granted covering the Shares not purchased under such lapsed Options, but Options once issued cannot be rescinded by mutual consent or agreement for the purpose of making optioned Shares available for reallocation pursuant to a new Option in favour of the same Optionee at a lower Option Price under the Plan.

                                   ARTICLE V
                                  ELIGIBILITY

5.01 Eligibility. Options may be granted to selected key employees of the Corporation or its subsidiaries, provided that Incentive Stock Options shall only be granted to employees of a subsidiary of the Corporation if such subsidiary constitutes a "subsidiary" of the Corporation within the meaning ascribed to such term in the Code.

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                                   ARTICLE VI
                                TERMS OF OPTIONS

6.01 Option Agreement. All Options shall be evidenced by written agreements executed by the Corporation and the Optionee. Such Options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and such other terms and conditions as may be prescribed by the Committee (which terms and conditions need not be the same in each case and may be changed from time to time). All agreements evidencing Options shall specify the total number of Shares subject to each grant, the Option Price and the Termination Date. Each agreement evidencing an Option granted to a United States person shall specify whether the Option evidenced thereby is an Incentive Stock Option or a Non-qualified Stock Option.

6.02 Option Price. The Option Price per Share shall not be less than the Base Price calculated in accordance with the Plan on the date of the grant or less than that permitted by applicable laws or regulations or the rules, regulations, by-laws or policies of regulatory authorities having jurisdiction or the stock exchanges on which any securities of the Corporation are listed.

6.03 Period of Exercise.
     (1) Subject to the provisions of the Plan, the Committee shall determine the date after which Options may be exercised in whole or in part.

     (2) Except as set forth in Section 6.05, no Option may be exercised unless the Optionee is at the time of such exercise an employee of the Corporation or one of its subsidiaries and shall have served continuously in such capacity since the date of the grant of his Option. Absence on leave, having approval of the Corporation or one of its subsidiaries, shall not be considered an interruption of service for any purpose of the Plan.

6.04 Nontransferability of Options. Each Option shall, during the Optionee's lifetime, be exercisable only by the Optionee, and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate, grant a security interest in or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

6.05 Effect of Death, etc.
     (1) If an Optionee shall die while an employee of the Corporation or one of its subsidiaries, any Option held by him may be exercised, to the extent that the Optionee was entitled to do so at the time of his death, by the person to whom the Optionee's rights under the Option shall pass by the Optionee's will or the applicable laws of descent and distribution. Any person to whom an Optionee's rights under an Option have passed by will or by applicable laws of descent or distribution (i) shall be entitled to exercise the Option only during the period expiring on the day that is earlier of (x) six months following the date of death; and (y) the

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Termination Date of the Option; and (ii) shall be subject to all terms and conditions of the Plan and the Option applicable to the Optionee.

     (2) If an Optionee ceases to serve the Corporation as an employee of the Corporation or one of its subsidiaries otherwise than by reason of death, each Option held by the Optionee together with all rights hereunder or thereunder, shall terminate on the date on which such Optionee ceases to serve the Corporation in such capacity.

     (3) The Committee may, with respect to any Option, in its discretion, waive, amend or vary the requirements of Section 6.03(2) or this Section 6.05.

6.06 Manner of Exercise and Payments.
     (1) An Option, or part thereof, shall be exercised by delivery of a written notice of exercise to the Corporation and payment, in cash or by cheque, bank draft or money order payable to the order of the Corporation, of the full purchase price of the Shares then being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of Shares for which the Option may then be exercised, but an Optionee must exercise the Option in full Shares.

     (2) An Optionee shall be entitled to the rights appertaining to share ownership only with respect to Shares that have been fully paid for and issued to him.

6.07 Withholding Taxes. The Corporation may, in its discretion, require an Optionee to pay to the Corporation or its subsidiaries the amount, or make such other arrangements (including the withholding of Shares which would otherwise be delivered upon exercise), at the time of the exercise in whole or in part of any Option or thereafter, that the Corporation deems necessary to satisfy any obligation of the Corporation or its subsidiaries to withhold federal, provincial, state or local income or other taxes incurred by reason of the exercise.

6.08 Effect of Takeover Bid. If an offer (the "Offer") is made to the Optionee or to shareholders generally or to a class of shareholders which includes the Optionee (or would include the Optionee in the event that the Shares that are subject to the Optionee's Option had previously been purchased and retained by him) for Shares, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Corporation within the meaning of subsection 1(3) of the Securities Act (Ontario) (as amended from time to time), then the Board shall determine by resolution, within ten days of the receipt of notice of the Offer by the Corporation, if such Offer is bona fide. In the event that the Board so determines that the Offer is bona fide, the Corporation shall, immediately upon such determination by the Board notify each Optionee currently holding an Option of the Offer, with full particulars thereof, and of such determination by the Board, whereupon, subject to Section 7.02 with respect to Options granted to United States residents, such Option shall become immediately exercisable by the Optionee and, subject to the terms and provisions of the Plan, may be exercised by the Optionee in whole or in part at any time or from time to time prior to its Termination Date.

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6.09 Amendments.
     (1) The Committee may at any time and from time to time after the grant of an Option, with the consent of the Optionee, amend the terms and conditions of the Option or the agreement evidencing the Option.

     (2) Without limiting the generality of Section 6.09(1), the Committee may at any time and from time to time amend an Option to accelerate the date after which the Option may be exercised in whole or in part including, without limitation, in the event that the Corporation shall sell, lease or otherwise dispose of all or substantially all of its assets and undertaking, shall enter into an arrangement with, be merged or amalgamated with or absorbed by or into any other company under any circumstances which involve or may involve or require the liquidation of the Corporation, a distribution of its assets among its shareholders or the termination of its corporate existence or in the event that any person or combination of persons successfully solicits proxies for the election of a slate of directors of the Corporation (other than the slate proposed by the management of the Corporation in its management proxy circular) which in the opinion of the Board may well result in such slate being elected as directors of the Corporation.

     (3) No amendment to any Option or agreement evidencing an Option shall be made unless the Option or agreement, as amended, will comply with the provisions of the Plan and with applicable laws and regulations and the rules, regulations, by-laws or policies of regulatory authorities having jurisdiction and the stock exchanges on which any securities of the Corporation are listed.

                                  ARTICLE VII
            OPTIONS GRANTED TO PERSONS RESIDENT IN THE UNITED STATES

7.01 Special Rules Applicable to Options Granted to Persons Resident in the United States. The provisions of this Article VII shall apply to Option grants made to each employee of the Corporation or its subsidiaries who is resident in the United States unless the Committee, in its discretion, determines otherwise.

7.02 Restriction on Exercise.
     (1) Anything in this Plan to the contrary notwithstanding, an Option shall not be exercisable, no transfer of Shares shall be made to any Optionee, and any attempt to exercise an Option or to transfer any such Shares shall be void and of no effect, unless and until;

(i) a registration statement under the U.S. Securities Act has been duly filed and declared effective pertaining to the Shares subject to such Option and the Shares subject to such Option have been duly qualified under applicable United States federal or state securities or blue sky laws; or

(ii) the Committee, in its sole discretion, determines, or the Optionee, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws.

     (2) Without limiting the generality of Sections 7.02(1) or 10.01, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of

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the Shares under any United States federal or state law or on any stock exchange or the consent and approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such Shares pursuant to the exercise of an Option, such Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     (3) Each certificate for Shares acquired upon the exercise of an Option by an employee who is resident in the United States shall bear the legend set out in Attachment 1 which legend may be removed in connection with a sale of such Shares that meets the requirements of Section 7.03; provided, however, that such legend shall be placed on any certificates for Shares returned to the Optionee as a result of the failure to complete any such sale.

7.03 Restrictions on Resale. Unless the Committee determines otherwise, in its sole discretion, employees of the Corporation or its subsidiaries who are resident in the United States shall covenant and agree that resales of the Shares acquired upon the exercise of an Option shall be subject to the following restrictions:

(i) the Shares shall at no time be offered by the Optionee to any person in the United States;

(ii) the sale of the Shares may be made by the Optionee or a person acting on his behalf only (A) through the trading facilities of The Toronto Stock Exchange or the Montreal Exchange, provided that neither the Optionee nor any person acting on his behalf knows that a sale or other transaction involving the Shares has been pre-arranged with a buyer in the United States or (B) to a buyer who, at the time the buy order is originated, is either outside the United States or whom the Optionee and any person acting on his behalf reasonably believes to be outside the United States; and

(iii) at the time of any sale described in Section 7.03(ii) above, no "directed selling efforts", within the meaning of Rule 902(b) of Regulation S under the U.S. Securities Act, have been made or are being made by the Optionee, any affiliate, or any person acting on their behalf.

7.04 Restrictions Binding on Other Persons. The covenants and restrictions set forth in this Article VII shall be binding on any person who (i) in accordance with the provisions of Section 6.05 acquires any rights of the Optionee with respect to the Option or (ii) as a result of the death of the Optionee or by gift acquires any of the Shares acquired upon exercise of the Option.

                                  ARTICLE VIII
                                  ADJUSTMENTS

8.01 Subdivisions. In the event of any subdivision of the Shares, at any time prior to termination of the Plan, into a greater number of Shares, the total number of Shares available for the grant of Options under the Plan after such subdivision shall be increased to such greater number of Shares as equals the number of Shares that would have been received on such subdivision, were all of the Shares allotted to the Plan and available for the grant of Options immediately prior to such subdivision issued as fully-paid and non-assessable Shares before such subdivision.

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8.02 Consolidations. In the event of any consolidation of the Shares, at any time prior to termination of the Plan, the total number of Shares available for the grant of Options under the Plan after such consolidation shall be decreased to such lesser number of Shares as equals the number of Shares that would have been received on such consolidation, were all of the Shares allotted to the Plan and available for the grant of Options immediately prior to such consolidation issued and outstanding as fully-paid and non-assessable Shares before such consolidation.

8.03 Reclassifications. In the event of any reclassification of the Shares, at any time prior to termination of the Plan, the number of shares of each class of shares in the capital of the Corporation available for the grant of Options under the Plan after such reclassification shall be amended to the number of shares of each such class as equals the number of shares of each class that would have been received on such reclassification, were all of the Shares allotted to the Plan and available for the grant of Options immediately prior to such reclassification issued and outstanding as fully-paid and non-assessable Shares prior to such reclassification.

8.04 Adjustment to Outstanding Options.
     (1) (If the Corporation shall declare a dividend payable in or shall subdivide, consolidate or reclassify the Shares, or any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Options, the Committee may take any such action as in its judgment shall be necessary to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event (including adjusting the number of Shares subject to Options or the Option Price thereof). Any adjustment to the number of Shares that are subject to outstanding Options pursuant to this Section 8.04 in consequence of a subdivision, consolidation or reclassification of the Shares shall not affect the number of Shares that remain available for the grant of Options under Article IV at the time of such adjustment.

     (2) If at any time the Corporation issues rights to its shareholders to subscribe for Shares, each Optionee may, if the Committee so decides in its discretion, be granted a further option, exercisable during the time within which such rights may be exercised, to purchase, at the same price as the Shares subject to such rights, a number of Shares equal to those for which rights would have been issued to the Optionee on the Shares that are subject to his Option if such Shares bad previously been purchased by the Optionee and retained by him.

     (3) The judgment of the Committee with respect to any matters referred to in this Section 8.04 shall be conclusive and binding upon each Optionee. Any exercise by the Committee of its authority under this Section 8.04 is subject to the approval of the Board if required by applicable laws and regulations or the rules, regulations, by-laws or policies of any regulatory authority or stock exchange having jurisdiction.

                                   ARTICLE IX
                                   AMENDMENTS

9.01 Required Amendments. If any provision of the Plan or any Option contravenes any applicable laws or regulations or any rules, regulations, by-laws or policies of any regulatory authority or stock exchange having jurisdiction or authority over the Corporation or the Plan,

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                                       9

then the Board may amend such provision to the extent required to bring such provision into compliance therewith.

9.02 Other Amendments.
     (1) The Board may, at any time or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate. No amendment of the Plan shall be made without the approval of the shareholders which would:

     (i)    materially increase the benefits under the Plan;

     (ii) materially modify the requirements as to eligibility for participation in the Plan;

     (iii) increase the total number of Shares which may be issued pursuant to Options, except as is provided for in accordance with Article VIII; or

     (iv)   extend the period of granting Incentive Stock Options.

     (2) Subject to Section 9.01, no amendment, suspension or termination of the Plan shall, without the Optionee's consent, impair any of the rights or obligations under any Option theretofore granted to an Optionee under the Plan

9.03 Approvals. No amendment shall be effective until all applicable approvals, if any, of regulatory authorities and stock exchanges have been obtained.

                                   ARTICLE X
                              GOVERNMENT APPROVALS

10.01 Necessary Approvals. The obligation of the Corporation to issue, transfer and deliver Shares on the exercise of Options under the Plan is subject to the approval of any regulatory authorities or stock exchanges on which the Shares are listed for trading which may be required in connection with the authorization, issuance, transfer or delivery of such Shares by the Corporation. If any Shares cannot be issued to any Optionee for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Corporation to issue such Shares shall terminate and any Option Price paid to the Corporation shall be returned to the Optionee.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

11.01 No Rights to Employment. Nothing contained in the Plan or in any agreement evidencing Options granted under the Plan shall confer upon any Optionee any right with respect to continuance of employment by Corporation or any subsidiary thereof or interfere in any way with the right of the Corporation or any subsidiary to terminate the employment of any Optionee.

11.02 No Representations or Warranty. The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

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11.03 Use of Proceeds. Payments received from Optionees upon the exercise of
Options shall be used for the general corporate purposes of the Corporation.

11.04 Plan Expenses. Any expenses of administering the Plan shall be borne by the Corporation.

11.05 Interpretation. The Plan will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                                  ARTICLE XII
                                 EFFECTIVE DATE

12.01 Effective Date.
      (1) The Plan shall become effective when it is adopted by the Board. However, if (a) the Plan is not approved by the shareholders of the Corporation, by a majority of the votes cast on the question, at the next annual meeting of shareholders of the Corporation or any adjournment thereof or (b) the necessary regulatory and stock exchange approvals are not obtained prior to March 7, 1991 (being one year after the date on which the CAE Inc. Employee Stock Option was adopted by the Board), the Plan and all Options shall terminate.

      (2) No Incentive Stock Option may be granted after the tenth anniversary of the earlier of (a) the date the Plan is adopted (or the date any amendment is adopted to increase the aggregate number of Shares issuable under the Plan or to change the employees eligible to receive Options, which amendment is described and considered a new plan under Proposed Treas. Reg. ss. 1.422A-2(b)(3)(iv) of the U.S. Department of Treasury) by the Board, or (b) the date such Plan (or such amendment) is approved by the shareholders.

      ORIGINALLY adopted by the Board of Directors of CAE Inc. on the 9th day of May, 1990 and as amended February 4, 1994, June 17, 1998 and May 9, 2001.

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                                  ATTACHMENT 1

                                       TO

                                    CAE INC.

                           EMPLOYEE STOCK OPTION PLAN

                                     LEGEND


Each certificate for Shares acquired upon the exercise of an Option by a United States resident shall bear the following legend:

The Securities evidenced by this certificate have not been registered under the United States Securities Act of 1933, as amended (the "Act"). These securities may not be sold to a United States person (within the meaning of Regulation S under the Act), except in compliance with the registration requirements of the Act or an exemption therefrom. These Securities are subject to manner of sale restrictions which are set forth in the Issuer's Employee Stock Option Plan, the relevant provisions of which are available for inspection during business hours at the Issuer's principal business office.

The securities represented by this certificate are listed on The Toronto Stock Exchange and the Montreal Exchange; however the said securities cannot be traded through the facilities of such Exchanges since they are not freely transferable, and consequently any certificate representing such securities is not "good delivery" in settlement of transactions on such Exchanges.